                                                                    EXHIBIT 3.13


                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                              TURF PARADISE, INC.



          Robert L. Walker, President, and Michael P. Perikly, Secretary, of Turf Paradise, Inc., an Arizona corporation hereby certify as follows:

          On November 17, 1993, by resolution adopted by the Board of Directors of Turf Paradise, Inc., in accordance with Arizona Revised Statutes (S) 10-064, the Articles of Incorporation of Turf Paradise, Inc., were restated as follows:

                                   ARTICLE I

          The names, residences and post office addresses of the incorporators are:


NAME                          RESIDENCE              POST OFFICE ADDRESS
----                          ---------              -------------------
Walter R. Cluer          216 W. Turney Avenue        Phoenix, Arizona
C. Thad Mullen           902 W. Campus Dr.           Phoenix, Arizona
Charles L. Strouss       742 W. Monte Vista Rd.      Phoenix, Arizona


          The name of this corporation shall be TURF PARADISE, INC. and its principal place of business shall be in Phoenix, Maricopa County, Arizona, but other offices may be established and maintained, within or outside of the State of Arizona at such places as the Board of Directors may designate, where meetings of shareholders and directors may be held, and any and all corporate business transacted.

                                   ARTICLE II

          The general nature of the business in which this corporation shall engage is as follows, to wit:

          To carry on, or cause to be carried on, the business of a racecourse in all its branches; to lay out and prepare, or cause to be layed out and prepared, lands for the running of horse races, greyhound races and races of all other kind and description without limitation; to purchase, lease, build, construct, erect or otherwise acquire and to own, control, manage and conduct racecourses, grand and other stands, stables, paddocks, parking facilities, clubhouses, refreshment rooms, booths, concessions and other structures, buildings and conveniences without limitation, and to contract, let, lease and rent the same to others; to promote, hold and conduct race meetings and other shows and exhibitions.

          To purchase, lease, build, construct, erect or otherwise acquire grounds and improvements for giving public exhibitions of baseball and other field games, and outdoor entertainment of all kinds, and to promote, hold and conduct the same; to contract, let, lease and rent such grounds and improvements to others.

          To purchase, lease or otherwise acquire and to own, control, operate and conduct amusement enterprises of every kind and character without limitation, and to purchase, lease, construct or otherwise acquire any lands, building, improvements and conveniences incident to the conduct and operation of such amusement enterprises.

          To construct, purchase, lease or otherwise acquire, own, maintain, operate, sell, lease or otherwise dispose of restaurants, inns, eating houses, taverns, concessions and places of entertainment and refreshment.

          To buy, sell and generally trade and deal in ice cream, confections, delicacies and food products of every kind and description, soft drinks and beverages of all kinds, and spirituous, vinous and malt liquors.

          To purchase, buy, sell, acquire, rent, lease, hire, hypothecate, mortgage, manufacture, handle, repair and dispose of automobiles, equipment and parts thereof and therefor, and to dispose of automobile accessories, automobile parts, tires and tubes, and to engage in a general automobile accessory, automobile parts, replacement, tire and tube business.

          To purchase, buy, sell, acquire, rent, lease, hire, hypothecate, mortgage, manufacture, handle, repair and dispose of merchandise of all kinds, including specifically (but not thereby excluding any merchandise) sporting goods, guns, ammunition, athletic supplies, uniforms, hardware, books, periodicals, animals, electric equipment, radio apparatus and the equipment thereof and therefor, and to engage generally in the mercantile and sporting goods business.

          To buy, sell, rent, lease and otherwise deal in all kinds of automobiles, tractors, trucks, motor vehicles, and motor equipment and accessories, parts and appliances thereof, and to act as purchasing and selling agent therefor; to lease, construct, buy or otherwise acquire, own, maintain and operate sales rooms, storage houses, garages, factories, shops and buildings for the sale, distribution, storage and repair of motor vehicles and equipment of all kinds.

          To deal generally in airplanes, flying machines, and dirigible balloons of any and all types whatsoever, of every name and nature, whether of domestic or foreign make; to deal in parts and supplies for said machines; to carry for hire passengers or freight in said machines, on special trips, or as common carriers on regularly established routes; to maintain a service station for the repair, overhauling and testing of said machines, and to maintain supply depots for airplanes and flying machines service generally. Also to manufacture and to buy and sell any and all machinery, supplies and equipment necessary or incidental to carrying on the general business of buying, selling, repairing, testing and flying airplanes and flying machines of every description, and to do any and all things necessary and incidental to the carrying on of said business, including the right to own, buy, lease or otherwise acquire such real estate, as may be necessary for carrying out the purposes for which this corporation is organized.

          To buy, contract for, lease and in any and all other ways acquire, take, hold and own, and to sell, mortgage, lease and otherwise dispose of lands, and all other kinds and classes of real property and rights and interests therein, and to improve, develop, subdivide and otherwise manage and operate the same; to lend and invest its funds and secure the same by mortgage, deed of trust, collateral or otherwise.

          To buy, contract for, lease and in any and all other lawful ways acquire, take, hold and own personal property of all kinds, and to sell, mortgage, lease and otherwise dispose of the same; and to buy, sell, hold, use, lease and deal in franchises, easements, licenses, privileges, rights of way, and deal in personal property of every kind and character.

          To borrow money and to issue bonds, debentures, notes and other evidences of indebtedness and obligations from time to time for any lawful corporate purpose and to mortgage, pledge and otherwise charge any or all of its properties, rights, privileges and assets to secure the payment thereof.

          To purchase, own, hold, hypothecate any patent rights, privileges, trademarks or secret processes; to act as agent, trustee, broker, or in any other fiduciary capacity.

          To lend money, also purchase, acquire, own, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of and deal in shares of the capital stock, bonds, notes or other securities or evidences of indebtedness of this or any other corporation or association, and to exercise all the rights, powers and privileges of ownership, including the right to vote thereon to the same extent as a natural person might or could do.

          To make and perform contracts of every kind and description, and in carrying on its business or for the purpose of attaining and furthering any of its objects, to do any and all things which a natural person could do, and which now or hereafter may be authorized by law, and in general do and perform such acts and things and transact such business in connection with the foregoing objects not inconsistent with law, in any part of the world.

                                  ARTICLE III

          The capital stock of the corporation shall consist of 10,000,000 shares of common stock having no par value per share, and 300,000 shares of preferred stock of the par value of $20.00 each share. All issued shares of the capital stock shall be deemed fully paid and non-assessable. The shares of capital stock may be issued and sold from time to time by the corporation for such consideration and upon such terms as may from time to time be fixed by the Board of Directors without action by the shareholders. All or any portion of the capital stock may be issued in payment for real or personal property, services, or any other right or thing of value, for the use and purposes of the corporation, and when so issued shall become and be fully paid and non-assessable; and the directors shall be the sole judges of any property, right or thing acquired in exchange for capital stock.

          The holders of preferred stock shall be entitled to receive out of funds legally available therefor an annual dividend at the rate of and up to the amount of One Dollar ($1.00) per share, payable before any dividends are paid upon common stock, and such preferential dividend shall be cumulative.

          Upon any dissolution, liquidation, merger or consolidation of the company (whether voluntary or involuntary) or upon any distribution of capital, or in the event of insolvency, there shall be paid to the holders of the preferred stock Twenty Dollars ($20.00) per share before any sum shall be paid to or any assets distributed among the holders of common stock.

          The corporation may at any time, and from time to time, at the option of the Board of Directors, upon sixty (60) days' notice by mail to the holders of record thereof, redeem and retire the whole or an part of the outstanding preferred stock on any dividend paying date after the issuance thereof, by paying all unpaid dividends accrued thereon together with the redemption price determined as follows:

          (a) if such redemption is made within three years after the issuance thereof, the redemption price shall be Twenty and 40/100 Dollars ($20.40) for each share redeemed;

          (b) if such redemption is made more than three but less than five years after the issuance thereof, the redemption price shall be Twenty and 20/100 Dollars ($20.20) for each share redeemed;

          (c) if such redemption is made more than five years after the issuance thereof, the redemption price shall be Twenty Dollars ($20.00) for each share redeemed.

If less than all of the outstanding shares of preferred stock are to be redeemed, the shares to be redeemed shall be selected by lot in such manner as the Board of Directors shall determine.

          If the holder of any preferred stock called for redemption shall fail to surrender the certificates evidencing such shares, such shares shall nevertheless be deemed to have been redeemed, retired and cancelled upon the date fixed for redemption, and the former holder thereof shall not have or exercise any right with respect thereto except to receive the amount payable on account of such redemption, without interest, upon surrender of the certificate evidencing the shares redeemed.

          Holders of the preferred stock shall have no right to vote at any regular or special meeting of the shareholders, and shall have no voice in the management of the affairs of the corporation; except that in the event of the failure of the corporation to pay two annual dividends to the preferred shareholders, then and thereafter until all past dividends are paid the preferred shareholders shall have equal voting rights and powers with the common shareholders.

                                   ARTICLE IV

          The duration of the Corporation shall be perpetual.

                                   ARTICLE V

          The affairs of the corporation shall be conducted by a Board of Directors and such officers as the said directors may elect or appoint. The number of directors shall be designated in the bylaws from time to time but shall not be less than five nor more than fifteen. The directors shall be elected each year at the Annual Meeting and shall serve until their successors have been elected and shall qualify.

          The initial directors of the corporation were:

               Walter R. Cluer
               C. Thad Mullen
               Charles L. Strouss

          The directors shall have power to adopt, amend and rescind bylaws, to fill vacancies occurring in the Board from any cause, and appoint from their own number an executive committee and vest such committee with all the powers granted the directors by these articles.

                                   ARTICLE VI

          (This Article deleted by amendment June 4, 1980)

                                  ARTICLE VII

          The private property of the stockholders, directors and officers of this corporation shall be forever exempt from its debts and obligations.

                                  ARTICLE VIII

          This corporation does hereby appoint MICHAEL P. PERIKLY, of Phoenix, Maricopa County, Arizona, who has been a bona fide resident of Phoenix, Maricopa County, Arizona, for at least three (3) years, its lawful agent in and for the State of Arizona, for and on behalf of this corporation to accept and acknowledge service of, and upon whom may be served all necessary process or processes in any action, suit or proceeding that may be brought against said corporation in any of the courts of the said State of Arizona, such service of process or notice, or the acceptance thereof by said agent endorsed thereon to have the same effect as if served upon the President and Secretary of said corporation.

                                   ARTICLE IX

          To the fullest extent that the law of the State of Arizona, as it now exists or as it may hereafter be amended, permits the elimination of or limitation on the liability of directors, no director of the corporation shall be liable for monetary damages for any action taken or for any failure to take any action. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE X

          The Corporation expressly elects not to be subject to the provisions of Arizona Revised Statutes, Title 10, Chapter 6, Article 2, or any substantially similar successor law. This Article X shall become effective at the later of January 23, 1989 or the filing with the Arizona corporation Commission of Articles of Amendment adopting this Article X.

                               ARTICLE XI

          The Corporation expressly elects not to be subject to the provisions of Arizona Revised Statutes, Title 10, Chapter 6, Article 3, or any substantially similar successor law. This Article XI shall become effective September 9, 1990 and shall not apply to any business combination of the corporation with an interested shareholder whose share acquisition date was on or before July 22, 1987.

          The foregoing Restated Articles of Incorporation correctly set forth without change all of the operative provisions of the Articles of Incorporation as heretofore amended and supersede the original Articles of Incorporation and all amendments thereto.

          The names and addresses of the persons who are serving as directors as of the effective date of these Restated articles of Incorporation are:

          Name                      Address
          ----                      -------
          Frank J. Kush       113 E. Loma Vista Drive
                              Tempe, AZ  85282

          William S. Levine   2810 W. Camelbek Road
                              Phoenix, AZ  85017

          John R. Long        c/o Ladbroke Racing Corporation
                              Foster Plaza 9, 750 Holiday Dr.
                              Pittsburgh, PA  15220

          Dwight Patterson    1761 W. Kiowa
                              Mesa, AZ  85202

          Michael P. Perikly  1501 W. Bell Road
                              Phoenix, AZ  85023

          Robert L. Walker    1501 W. Bell Road
                              Phoenix, AZ  85023

          Max Wilson          1325 Villa Nueva
                              Litchfield Park, AZ  85340

          IN WITNESS WHEREOF, the undersigned have executed this Restated Articles of Incorporation for and on behalf of Turf Paradise, Inc., this 24th day of November, 1993.


                              TURF PARADISE, INC.



                              By_____________________________
                                Robert Walker, President



                              By_____________________________
                                Michael P. Perikly, Secretary

                               ARTICLES OF MERGER

                                       OF

                             HP ACQUISITION, INC.,

                                 WITH AND INTO

                              TURF PARADISE, INC.


          These Articles of Merger are delivered to the Arizona Corporation Commission for filing pursuant to Section 10-074, Arizona Revised Statutes, by HP Acquisition, Inc., an Arizona corporation ("Merging Corporation"), and Turf Paradise, Inc., an Arizona corporation ("Surviving Corporation").

FIRST: The Plan of Merger attached hereto as Exhibit 1 and incorporated herein by this reference was approved by the shareholders of both the Merging Corporation and the Surviving Corporation.

SECOND: As to each such corporation, the number of shares outstanding and entitled to vote on such Plan of Merger are as follows:

                          Number of Shares
        Name of           Outstanding and
      Corporation         Entitled to Vote        Class
      -----------         ----------------        -----
Turf Paradise, Inc.              2,596,438       Common
                                              No Par Value
HP Acquisition, Inc.                 1,000       Common
                                             $1.00 Par Value

THIRD: As to each such corporation, the total number of shares voted for and against such Plan of Merger are as follows:

        Name of                               Voted      Voted
      Corporation              Class           For      Against
      -----------              -----          -----     -------
Turf Paradise, Inc.           Common        1,872,781     6,699
                           No Par Value

HP Acquisition, Inc.          Common            1,000       -0-
                          $1.00 Par Value

FOURTH:  Pursuant to the Plan of Merger, the Restated Articles of
         Incorporation of the Surviving Corporation are hereby amended as set forth in Exhibit 2 hereto.

          IN WITNESS WHEREOF, the undersigned have executed this instrument for and on behalf of said corporations this ____ day of August, 1994.


SURVIVING CORPORATION:        TURF PARADISE, INC.


                              By:_____________________________
                                 Robert L. Walker, President


                              By:_____________________________
                                 Michael P. Perikly, Secretary


MERGING CORPORATION:          HP ACQUISITION, INC.


                              By:_____________________________
                                 G. Michael Finnigan,
                                 Vice President


                              By:_____________________________
                                 G. Michael Finnigan,
                                 Assistant Secretary

                                   EXHIBIT 1
                                   ---------

                                 PLAN OF MERGER

     PLAN OF MERGER dated as of March 30, 1994 by and among Hollywood Park, Inc., a Delaware corporation ("PARENT"), HP Acquisition, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent ("SUB"), and Turf Paradise, Inc., an Arizona corporation ("TURF").

     In consideration of the mutual representations, warranties and covenants contained herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1  "AGCL" shall mean the Arizona General Corporation Law.

     1.2 "CLOSING" shall mean the closing of the transactions contemplated by this Plan of Merger and the Merger Agreement held pursuant to Section 1.3 of the Merger Agreement.

     1.3 "EFFECTIVE TIME" shall mean the time at which the Articles of Merger in connection with the Merger are filed with the Arizona Corporation Commission.

     1.4 "EFFECTIVE DATE" shall mean the date on which the Effective Time shall occur.

     1.5 "MERGER AGREEMENT" shall mean that certain Agreement of Merger dated March 30, 1994, by and among Parent, Sub and Turf.

     1.6 "PARENT COMMON STOCK" shall mean the common stock, par value $.10 per share, of Parent.

     1.7 "STOCKHOLDERS MEETING" shall mean the meeting of the stockholders of Turf held pursuant to Section 4.4 of the Merger Agreement.

     1.8 "SUB COMMON STOCK" shall mean the common stock, $1.00 par value per share, of Sub.

     1.9 "SURVIVING CORPORATION" shall mean Turf as the corporation surviving the Merger.

     1.10 "TURF COMMON STOCK" shall mean the common stock, no par value per share, of Turf.

                                   ARTICLE II

                                TERMS OF MERGER

     2.1  The Merger.  Subject to the terms and conditions of this Plan of
          ----------
Merger and the Merger Agreement, Sub shall be merged with and into Turf and the separate corporate existence of Sub shall cease (the "MERGER"). The Merger shall become effective at the Effective Time.

     2.2  Conversion of Sub Common Stock.  Each of the one thousand (1000)
          ------------------------------
shares of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into one (1) share of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

     2.3  Conversion of Turf Common Stock.  At the Effective Time, by virtue of
          -------------------------------
the Merger, and without any action on the part of Parent, Sub, Turf or any holder of Turf Common Stock: Subject to Sections 2.4 and 4.2 hereof, all shares of Turf Common Stock shall be cancelled and extinguished and shall be converted into the right to receive that number of shares of validly issued, fully paid and nonassessable Parent Common Stock as have a Fair Market Value (as defined below) of $13.00 per share of Turf Common Stock. For purposes of this Section 2.3, the Fair Market Value of a share of Parent Common Stock shall mean the weighted average price of all trades on the NASDAQ National Market System (as reported by NASDAQ) for the twenty trading days ending on the date immediately preceding the date of the Closing.

     2.4  Dissenters Rights.  Subject to the second sentence of this Section
          -----------------
2.4, notwithstanding anything to the contrary in section 2.3, any shares of Turf Common Stock held by a holder who has demanded and perfected his right for appraisal of such shares in accordance with AGCL Section 10-081 and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to section 2.3 and payment for fractional shares pursuant to section 4.2, but the holder thereof shall only be entitled to such rights as are granted under AGCL Section 10-081. Notwithstanding the foregoing, if any holder of shares of Turf Common Stock who demands appraisal of such shares under AGCL Section 10-081 shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock pursuant to section 2.3 and payment for fractional shares pursuant to section 4.2, without interest thereon, upon surrender of the certificate or certificates representing such shares.

     2.5  Articles of Incorporation.  The Articles of Incorporation of the
          -------------------------
Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of Sub immediately before the Effective Time, a copy of which is attached hereto as Exhibit A (except that the name of the Surviving Corporation shall remain unchanged).

     2.6  By-laws.  The By-laws of the Surviving Corporation shall be amended
          -------
and restated at and as of the Effective Time to read as did the By-laws of the Sub immediately before the Effective Time (except that the name of the Surviving Corporation shall remain unchanged).

     2.7  Directors and Officers.  The directors and officers of Sub at the
          ----------------------
Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                                EFFECT OF MERGER

     Following the Merger, Turf will be the Surviving Corporation and will operate under the name "Turf Paradise, Inc.", and the separate corporate existence of Sub shall cease. The Merger shall have the further effects set forth in AGCL Section 10-076.

                                   ARTICLE IV

                           DELIVERY OF CONSIDERATION

     4.1  Surrender of Certificates by Turf Stockholders.  As soon as
          ----------------------------------------------
practicable after the Effective Time, Parent shall make available, and each holder of Turf Common Stock immediately before the Effective Time (a "HOLDER") shall be entitled to receive, upon surrender to the exchange agent selected by Parent (the "EXCHANGE AGENT") of certificates representing such Holder's total ownership of Turf Common Stock, certificates representing the number of shares of Parent Common Stock as is determined pursuant to Section 2.3, taking into account any fractional shares payable in cash in accordance with Section 4.2. Such certificates representing Parent Common Stock shall be deemed to have been issued on the Effective Date. Until surrendered in accordance with the provisions of this Section 4.1, a certificate that immediately prior to the Effective Time represented shares of Turf Common

Stock shall represent for all purposes only the right to receive Parent Common Stock. At any time after six months following the Effective Time, Parent may act as Exchange Agent for all purposes under this Plan of Merger and the Merger Agreement.

     4.2  Fractional Shares.  Notwithstanding anything to the contrary in
          -----------------
Section 2.3, no fractional share of Parent Common Stock shall be issued. In lieu of issuing fractional shares, each holder of Turf common Stock (a "HOLDER") who would otherwise have been entitled to a fractional share of Parent Common Stock pursuant to Section 2.3 shall be entitled to receive upon surrender to the Exchange Agent pursuant to Section 4.1 of certificates representing such Holder's total ownership of Turf Common Stock cash (without interest) in an amount equal to such Holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such Holders, of the aggregate fractional shares of Parent Common Stock that would otherwise have been issued pursuant to Section 2.3. As soon as practicable after the Effective Date, the Exchange Agent shall determine the number of "EXCESS SHARES", which shall be the excess of (i) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be issued to Holders, and as soon as practicable shall sell the Excess Shares at the prevailing prices on the NASDAQ National Market System in one or more sales. Such sales shall be in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sales. Until distribution to Holders, the net proceeds of such sales shall be held by the Exchange Agent in trust for such Holders.

     4.3  Dividends; Transfer Taxes.  No dividends or other distributions that
          -------------------------
are declared or made with respect to Parent Common Stock to be issued pursuant to Section 2.3 will be paid until the certificates representing the Turf Common Stock converted into such Parent Common Stock are surrendered pursuant to
Section 4.1. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions that shall have become payable with respect to such Parent Common Stock in respect of a record date that is later than the Effective Date. In no event shall Parent be obligated to pay any interest with respect to such dividends or other distributions. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the certificates representing shares of Turf Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of

Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement shall be liable to a holder of shares of Turf Common Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat law.

     4.4  Closing of Transfer Books.  After the Effective Time, there shall be
          -------------------------
no transfers on the stock transfer books of the Surviving Corporation of the shares of Turf Common Stock issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing shares of Turf Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for shares of Parent Common Stock, as provided in
Section 4.1.

                                   ARTICLE V

                                 MISCELLANEOUS

     5.1  Conditions Precedent.  The respective obligations of each party under
          --------------------
this Plan of Merger shall be subject to the satisfaction, prior to or on the date of the Closing, of the conditions set forth in Articles VI and VII of the Merger Agreement, each of which conditions may be waived by the appropriate party.

     5.2  Termination.  The Merger Agreement may be terminated pursuant to
          -----------
Section 8.1 thereof, and this Plan of Merger shall terminate upon the termination of the Merger Agreement in accordance with Section 8.1 thereof. In the event of any such termination, all obligations of the parties under the Merger Agreement and this Plan of Merger shall terminate without liability of any part, to any other party, except (a) that the obligations set forth in Sections 2.18, 3.5, 10.4, 10.9, 10.13 and 10.14 of the Merger Agreement shall survive any such termination, and (b) for liability for out-of-pocket expenses for any intentional material misrepresentation set forth in the Merger Agreement.

     5.3  Cooperation.  Each party hereto agrees to execute any and all further
          -----------
documents and writings and perform such other reasonable actions, whether before or after the Closing, that may be or become necessary, proper or advisable to effectuate and carry out such transactions and to obtain all governmental consents (which shall not include any obligation to make payments other than required filing fees).

      5.4 Amendments.  To the extent permitted by law, this Plan of Merger may
          ----------
be amended by a written agreement signed by all of the parties hereto; provided, however, that the provisions of Articles II and IV of this Plan of Merger relating to the consideration to be paid for the shares of Turf Common Stock shall not be amended after the Stockholders Meeting so as to decrease the amount or change the form of such consideration without the approval of such stockholders.


                              HOLLYWOOD PARK, INC.


                              By:_____________________________
                                 G. Michael Finnigan
                                 Executive Vice President,
                                 Chief Financial Officer and
                                 President-Gaming and
                                 Entertainment Division


                              HP ACQUISITION, INC.


                              By:_____________________________
                                 G. Michael Finnigan
                                 Vice President, Treasurer and
                                 Assistant Secretary


                              TURF PARADISE, INC.


                              By:_____________________________
                                 Robert L. Walker
                                 President

                                   EXHIBIT A
                                   ---------
                           ARTICLES OF INCORPORATION
                                       OF
                              HP ACQUISITION, INC.
                              --------------------

          The undersigned, having associated ourselves together for the purpose of forming a corporation under and by virtue of the laws of the State of Arizona, do hereby adopt the following original Articles of Incorporation:

                                       I
                                      Name
                                      ----

          The name of the corporation is HP Acquisition, Inc. (the
"Corporation").

                                       II
                                 Incorporators
                                 -------------

          The names and addresses of the incorporators are as follows:

               Alvin G. Segel, Esq.
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067

               Ian C. Wiener, Esq.
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067

                                      III
                          Purpose and Initial Business
                          ----------------------------

          The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

          The Corporation initially intends to conduct the business of owning and operating a horse racetrack facility.

                                       IV
                               Authorized Capital
                               ------------------

          The aggregate authorized capital stock of the Corporation shall be One Thousand (1,000) shares of Common Stock, $1.00 Par Value. The Board of Directors of the Corporation may, from time to time, cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned capital surplus of the Corporation; and may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property. The Corporation may issue rights and options to purchase shares of stock of the Corporation to directors, officers or employees of the Corporation or any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and options shall be required.

                                       V
                               Board of Directors
                               ------------------

          The initial Board of Directors shall consist of three (3) directors. The names and addresses of those persons to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

               Gordon Michael Finnigan
               c/o Hollywood Park, Inc.
               1050 South Prairie Avenue
               Inglewood, California  90301

               Randall Dee Hubbard
               c/o Hollywood Park, Inc.
               1050 South Prairie Avenue
               Inglewood, California  90301

               Donald M. Robbins
               c/o Hollywood Park, Inc.
               1050 South Prairie Avenue
               Inglewood, California  90301

                                       VI
                                Statutory Agent
                                ---------------

          The name and address of the initial statutory agent of the Corporation is The Prentice Hall Corporation System, Inc., 7037 North 11th Street, Phoenix, Arizona 85020.

                                      VII
                          Indemnification of Directors
                          ----------------------------

          A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law

(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the unlawful payment of a dividend or other distribution on the Corporation's capital stock or the unlawful purchase of its capital stock, (iv) for any transaction from which the director derived an improper personal benefit, and (v) for a violation of Section 10-041 of the Arizona General Corporation Law as the same exists or hereafter may be amended. If the Arizona General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Arizona General Corporation Law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          IN WITNESS WHEREOF, we hereunto affix our signatures this 22nd day of March, 1994.

                              ________________________________
                                    Alvin G. Segel


                              ________________________________
                                    Ian C. Wiener

                                   EXHIBIT 2
                                   ---------

                                AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              TURF PARADISE, INC.


          Effective this 11th day of August, 1994, and pursuant to that certain Plan of Merger dated as of March 30, 1994 by and among Hollywood Park, Inc., a Delaware corporation, HP Acquisition, Inc., an Arizona corporation and Turf Paradise, Inc., an Arizona corporation ("TURF PARADISE"), the Restated Articles of Incorporation of Turf Paradise (the "RESTATED ARTICLES") are hereby amended as follows:

          1. Article II of the Restated Articles is hereby amended and restated in its entirety as follows:

                                  ARTICLE II.

               The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

               The corporation initially intends to conduct the business of owning and operating a horse racetrack facility.

          2. Article III of the Restated Articles is hereby amended and restated in its entirety as follows:

                                  ARTICLE III.

               The aggregate authorized capital stock of the corporation shall be One Thousand (1,000) shares of Common Stock, $1.00 Par Value. The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned capital surplus of the corporation; and may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets, in cash or property. The corporation may issue rights and options to purchase shares of stock of the corporation to directors, officers or employees of the corporation or any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and options shall be required.

          3. Article V of the Restated Articles is hereby amended and restated in its entirety as follows:

                                   ARTICLE V.

               The initial Board of Directors of the corporation consisted of three (3) directors. The names and addresses of the initial directors of the corporation were:

                NAME                   ADDRESS
                ----                   -------
          Walter R. Cluer        216 W. Turney Avenue
                                 Phoenix, Arizona

          C. Thad Mullen         902 W. Campus Dr.
                                 Phoenix, Arizona

          Charles L. Strouss     742 W. Monte Vista Rd.
                                 Phoenix, Arizona

          4. Article IX of the Restated Articles is hereby amended and restated in its entirety as follows:

                                   ARTICLE IX

               A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) or acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the unlawful payment of a dividend or other distribution on the corporation's capital stock or the unlawful purchase of its capital stock, (iv) for any transaction from which the director derived an improper personal benefit, and (v) for a violation of Section 10-041 of the Arizona General Corporation Law as the same exists or hereafter may be amended. If the Arizona General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Arizona General Corporation Law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

          5. Article X of the Restated Articles is hereby deleted in its entirety.

          6. Article XI of the Restated Articles is hereby deleted in its entirety.